Exhibit 8.1

May 22, 2014

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

Re:	Agreement and Plan of Merger, dated as of March 10, 2014, by and between Ameris Bancorp and Coastal Bankshares, Inc.

Ladies and Gentlemen:

We have acted as counsel to Ameris Bancorp, a Georgia corporation (“Ameris”), in connection with the proposed merger (the “Merger”) of Coastal Bankshares, Inc., a Georgia corporation (“Coastal”), with and into Ameris, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 10, 2014 (the “Execution Date”). Ameris will be the surviving corporation upon consummation of the Merger. Unless otherwise defined herein, capitalized terms used herein shall have the same meanings as defined in the Merger Agreement. This opinion letter is being delivered in connection with, and as of the date (the “Effective Date”) of the declaration of the effectiveness by the Securities and Exchange Commission of, Ameris’s registration statement on Form S-4 relating to the Merger (the “Registration Statement”).

In rendering our opinion set forth below, we have examined (without any independent investigation or verification) and relied upon the facts, information, representations, covenants and agreements contained in the originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement and (iii) such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have relied upon (without our independent investigation or verification) certain statements, representations, covenants and agreements made by Coastal and Ameris, including representations set forth in their respective letters delivered to us for purposes of this opinion (the “Representation Letters”). Our opinion assumes and is expressly conditioned on, among other things, the accuracy, completeness and truth of the facts, information, representations, covenants, statements and agreements set forth in the documents referred to above, both initially and as of the Effective Time of the Merger, without any qualification as to knowledge or belief.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to us as originals and the conformity to original documents of all non-original documents submitted to us. Also, we have assumed that the Merger will be consummated in accordance with the Merger Agreement and as described in the Registration Statement, and that none of the terms and conditions contained therein will be waived or modified in any material respect. We have further assumed that all documents and instruments referred to in the Merger Agreement are valid and binding in accordance with their terms.

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Ameris Bancorp

May 22, 2014

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the United States Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”), currently published administrative rulings and procedures and such other authorities as we have considered relevant, in each case as in effect on the Effective Date. It should be noted that the Code, Regulations, judicial decisions, rulings, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Merger Agreement, the Representation Letters or any other document on which we have relied, could affect our conclusions herein. Moreover, there can be no assurance that the views expressed in our opinion will be accepted by the IRS or, if challenged by the IRS, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, under currently applicable United States federal income tax law, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the Merger or of any transaction related thereto or contemplated by the Merger Agreement. This opinion is being furnished solely in connection with the filing of the Registration Statement. We disclaim any undertaking to advise you after the Effective Date of any subsequent changes in the facts stated or assumed herein or any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to our firm name wherever appearing in the Registration Statement with respect to discussion of the material U.S. federal income tax consequences of the Merger, including the Proxy Statement constituting a part thereof, and any amendment thereto. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Rogers & Hardin LLP